EXHIBIT 5.1

[Letterhead of McGuireWoods, LLP]

September 20, 2010

Jacksonville Bancorp, Inc.
100 North Laura Street, Suite 1000
Jacksonville, Florida 32202

Ladies and Gentlemen:

We have acted as counsel to Jacksonville Bancorp, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the issuance by the Company of shares of common stock, $0.01 par value per share (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger dated as of May 10, 2010, as amended (the “Merger Agreement”) by and between the Company and Atlantic BancGroup, Inc., a Florida corporation (“ABI”).

In connection with this opinion letter, we have examined the following:

1.	the Registration Statement;

2.	the Merger Agreement;

3.	the pre-merger Articles of Incorporation and Amended and Restated Bylaws of the Company;

4.	the post-merger Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company;

5.	resolutions of the Company’s Board of Directors;

6.	certificates of officers of the Company;

7.	documents and records of the Company (or copies of such documents and records certified or otherwise authenticated to our satisfaction); and

8.	such other documents, certificates and records as we have deemed necessary as a basis for this opinion letter.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and correct, (iv) all documents submitted to us as copies are true and complete copies of originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, and (vi) each natural person signing in a representative capacity any document reviewed by us had the authority to sign in such capacity.

In rendering the opinions set forth below, we have further assumed that (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the shareholders of ABI will have approved the Merger Agreement in accordance with the Florida Business Corporation Act and ABI’s Articles of Incorporation, and (iii) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the terms of the Merger Agreement.

Based upon the foregoing, and subject to the limitations, assumptions and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance and delivery in accordance with the terms of the Merger Agreement, the Shares will be validly issued and the Shares will be fully paid and non-assessable.

Our opinions are limited to the laws of the State of Florida and we do not express any opinion concerning any other law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP